Exhibit 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of July 17, 2020, by and among PostAds, Inc., a Nevada corporation (the “Company”), and the stockholders of Glacier Worldwide Inc., a Nevada corporation (“Glacier”), which execute a copy hereof or a Joinder Agreement in the form annexed hereto as Exhibit A (the “Stockholders”), upon the following premises:

Preliminary Statement

The Company was incorporated in Nevada on August 17, 2015, as the reorganization of a sole proprietorship. The Company filed with the Securities Exchange Commission a Registration Statement on Form S-1 for the sale of shares of its common stock, par value $0.001 per shares (the “Common Stock”), which was declared effective on September 16, 2016.

The Company desires to acquire 100% of the issued and outstanding shares of Glacier from the Stockholders in exchange for seventy-eight million (78,000,000) shares of the Company’s Common Stock (the “Exchange Shares”) subject to the terms and conditions set forth herein (the “Exchange”).

The boards of directors of the Company and Glacier have determined, that subject to the terms and conditions set forth in this Agreement, the transaction contemplated hereby is desirable and in the best interests of their respective stockholders.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each of the Stockholders severally represent and warrant as of the date hereof and as of the Closing Date (as defined below) as follows:

1.1 Incorporation. Glacier is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

1.2 Subsidiaries and Affiliates. Glacier does not own any capital stock, membership interest or other equity interest in any entity. Glacier does not hold any options, warrants, calls or other rights to acquire any equity interest in any entity nor is it party to any agreement, arrangement or commitment of any character relating to the equity interest of another entity. Glacier has not loaned any money to any person or entity.

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1.3 Charter Documents; Books and Records. Complete and correct copies of the articles of incorporation and bylaws of Glacier, each as in effect on the date hereof (respectively, “Charter Documents”), have been delivered to the Company. Glacier has not taken any action in violation or breach of any of the provisions of its Charter Documents. The books and records, financial and otherwise, of Glacier are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

1.4 Authorized Shares. As of the date hereof, the authorized capital stock of Glacier consists of 25,000,000 shares of common stock, of which there are issued and outstanding the number of shares indicated on Schedule 1.11 hereto, and zero shares of preferred stock undesignated as to series. All of the outstanding common shares of Glacier are owned by the Stockholders.

1.5 Options or Warrants. There are no existing options, warrants, calls, shareholders agreement, arrangements or commitments of any character relating to the authorized, issued and outstanding and unissued stock of Glacier or any of the Subsidiaries.

1.6 Contracts. All contracts, agreements, franchises, license agreements, and other commitments to which Glacier is a party or by which its properties are bound and which are material to the operations of Glacier are valid and enforceable by Glacier in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

1.7 Compliance With Laws and Regulations. Glacier has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Glacier (“Material Adverse Effect”) or except to the extent that noncompliance would not result in the occurrence of any material liability for Glacier.

1.8 No Default or Violation. Glacier is not (i) in default under or in violation of, and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Glacier under, nor has Glacier received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, whether or not such default or violation has been waived, (ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety, and employment and labor matters, except in each case as would not have or reasonably be expected to result in a Material Adverse Effect.

1.9 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Stockholders, threatened by or against Glacier or affecting Glacier or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

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1.10 Taxes. Glacier has no material liabilities with respect to the payment of any federal, state, county, local (or comparable jurisdictions outside the United States) or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable. Glacier has timely filed (or been granted extensions of time within which to file) all state, federal or local (or comparable jurisdictions outside the United States) income and/or franchise tax returns required to be filed by it prior to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

1.11 Good Title. Each Stockholder is the record and beneficial owner of all of the issued and outstanding shares of common stock of Glacier (the “Glacier Shares”) attributed to such Stockholder on Schedule 1.11 hereto, with the right and authority to sell and deliver such Glacier Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts, shareholders agreements or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of the Company as the new owner of such Glacier Shares in the share register of Glacier, the Company will receive good title to such Glacier Shares, free and clear of all liens.

1.12 Power and Authority. Each Stockholder has the legal power, capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, and to perform such Stockholder’s obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of each Stockholder, enforceable against the Stockholder in accordance with the terms hereof.

1.13 No Conflicts. The execution and delivery of this Agreement by each Stockholder and the performance by the Stockholder of such Stockholder’s obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Stockholder and (c) will not violate or breach any contractual obligation to which the Stockholder is a party, except in each case as would not have or reasonably be expected to result in a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement. The execution, delivery and performance by each Stockholder of this Agreement, and the consummation by each Stockholder of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of Glacier; (b) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to Glacier; (c) or require the consent, notice or other action by any person or entity under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract to which Glacier is a party or by which it is bound or to which any of its properties and assets are subject; or (d) result in the creation or imposition of any lien or encumbrance on any properties or assets of Glacier. No consent, approval, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Stockholder or Glacier in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby other than those required by applicable federal and state securities laws.

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1.14 Acquisition of Exchange Shares for Investment. (a) The Stockholder is acquiring the Exchange Shares for investment for such Stockholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Stockholder further represents that such Stockholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b) The Stockholder represents and warrants that such Stockholder can bear the economic risk of such Stockholder’s investment in the Exchange Shares, and possesses such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the investment in the Company and its securities.

(c) Purchaser Status. The Stockholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). The Stockholder understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to Stockholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder. Further, each certificate representing the Exchange Shares shall be endorsed with the following legend, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

(d) The Stockholder acknowledges that such Stockholder has carefully reviewed such information as such Stockholder has deemed necessary to evaluate an investment in the Company and its securities. To the full satisfaction of such Stockholder, the Stockholder has been furnished all materials that he has requested relating to the Company and the issuance of the Exchange Shares hereunder, and such Stockholder has been afforded the opportunity to ask questions of the Company’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Stockholder. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement on which the Stockholder has relied in making an exchange of such Stockholder’s Glacier Shares for the Exchange Shares.

(e) The Stockholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely. The Stockholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, the Company’s compliance with the reporting requirements under the Exchange Act). Further, the Stockholder further acknowledges that the securities of the Company currently are not listed on any exchange or eligible for quotation on any electronic securities trading system.

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1.15 Finder’s Fee. The Stockholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Exchange.

1.16 OFAC (a) Each Stockholder represents, warrants and covenants that: (i) he has not been designated by the OFAC as a Specially Designated National or blocked person, that he has no reason to believe that he would be considered a blocked person by OFAC and he does not reside in a restricted country. Each Stockholder undersigned also represents that he is not employed by, acting as an agent of, or partially owned or controlled by a government, a government-controlled entity or a government corporation; and to the extent the Stockholder has any beneficial owners (a) he has carried out thorough due diligence to establish the identities of such beneficial owners, (b) based on such due diligence, the Stockholder reasonably believes that no such beneficial owners are or are (i) acting in contravention of any U.S. or international laws and regulations, including anti-money laundering regulations or conventions, (ii) acting on behalf of terrorists or terrorist organizations, including those persons or entities that are included on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, (iii) acting for a senior foreign political figure, any member of a senior foreign political figure’s immediate family or any close associate of a senior foreign political figure or (iv) acting for a foreign shell bank (such persons or entities in (i) - (iv) are collectively referred to as “Prohibited Persons”), (c) the Stockholder holds the evidence of such identities and status and will maintain all such evidence for at least five years from the date hereof and (d) the Stockholder will make available such information and any additional information that the Company may require upon request.

(b) Each Stockholder represents and warrants that the Stockholder has not engaged in any business or activity prohibited by the Trading with the Enemy Act, that is the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto. The Stockholder has not (i) used any funds for any unlawful contribution or other unlawful political activity; (ii) made any direct or indirect unlawful payment to a foreign or domestic government official or agent; or (iii) violated any provision of any law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transaction or the Foreign Corrupt Practices Act of 1977.

1.17 Representations. All representations of the Stockholders in this Article I shall be true as of the Closing Date and all such representations shall survive the Closing Date for the period set forth in Section 2.18.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, as of the date hereof and as of the Closing Date, as follows:

2.1 Organization. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The Company has made available to the Stockholders complete and correct copies of the articles of incorporation (including the certificates of designation authorizing the issuance of the Series A Preferred (as defined below)) and bylaws of the Company, each as in effect on the date hereof (together, the “Company Charter Documents”). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company Charter Documents. The Company has taken all action required by law, the Company Charter Documents, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by law, the Company Charter Documents, or otherwise to consummate the transactions herein contemplated.

2.2 Subsidiaries and Affiliates. The Company does not have any subsidiaries or control, directly or indirectly, any other entity or own any equity securities of any other entity.

2.3 Approval of Agreement. The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company, the consummation of the transaction contemplated hereby, the issuance of the Exchange Shares and the taking by the Company of all of the other actions contemplated hereby.

2.4 Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

2.5 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

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2.6 Capitalization. (a) Before giving effect to the Restated Charter (as defined below), the authorized capital stock of the Company consists of 90,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred”). There are issued and outstanding 40,036,400 shares of the Company’s Common Stock and 2,000,000 shares of the Series A Preferred, all of which are held by the persons and in the amounts set forth on Schedule 2.6. The holder of the Series A Preferred is entitled to vote on all matters with the holders of the Company’s Common Stock and is entitled to fifty (50) votes per share of Series A Preferred on all matters. All issued and outstanding shares of Common Stock and Series A Preferred are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. After giving effect to the Restated Charter, the authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, and following the cancellation and retirement of certain shares of Common Stock and preferred Stock, immediately prior to the Closing, there shall be issued and outstanding 22,036,400 shares of the Company’s Common Stock and zero shares of the Series A Preferred. There are no existing options, warrants, calls, shareholders agreements, voting trusts or commitments of any character relating to the authorized and unissued stock of the Company, and no shares of preferred stock or Common Stock are reserved for issuance pursuant to any agreement or upon the conversion of any outstanding convertible notes, debentures or other securities. All outstanding shares of the Company’s Common Stock are duly authorized, validly issued, fully paid and non-assessable and have been issued and granted in compliance with all applicable securities laws and (in all material respects) other applicable laws and regulations.

(b) There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement other than this Agreement. There is no plan or arrangement to issue shares of the Company’s Common Stock or preferred stock other than this Agreement.

2.7 Filings with Government Agencies. (a) The Company filed a Registration Statement on Form S-1 for the sale of its Common Stock with the Securities Exchange Commission (“SEC”) which was declared effective on September 16, 2016. Since such date initially in compliance with Section 15(d) of the Securities Act and thereafter on a voluntary basis, the Company has filed with the SEC all reports on Form 10-K, Form 10-Q and Form 8-K which it would have been required to file if it had been obligated to file reports pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such reports, as filed by the Company are referred to herein as the “SEC Reports.”

The Company has made all required filings with the State of Nevada and is current in its filings and reporting to the state of Nevada. As a condition to the Stockholders’ obligation to close the transaction contemplated hereby, the Company will file any Report on Form 8-K or Form 10-Q which it might be required to file prior to the consummation of the transaction contemplated hereby. Immediately subsequent to the consummation of the transaction contemplated hereby, the Company will supply the Stockholders with all information that is currently available regarding the Company and shall cause its accountant and auditor to cooperate with the Company’s new accountant or auditor, if one should be appointed.

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(b) As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.8 Financial Statements. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

2.9 Assets. Prior to Closing (as defined below), the Company will not dispose of any of the assets required for it to continue the business which it is currently operating.

2.10 Liabilities. It is understood and agreed that the consummation of the transaction contemplated hereby is predicated on the Company not having liabilities at Closing in the aggregate in excess of $5,000 other than accrued legal fees, and no liabilities in favor of its officers and directors or any shareholder or any affiliate or family member of any of the foregoing, or any obligations which would give rise to any liability in the future, and the Company has no such liabilities in excess of $5,000 and accrued legal fees. For the purposes of this section, the term “liabilities” includes any debt, liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether or not required to be included on a balance sheet in accordance with GAAP.

2.11 Litigation; Claims. The Company is not a party to any suit, action, arbitration, or legal, administrative or other proceeding, or pending governmental investigation and there is no basis for any such action or proceeding and no such action or proceeding, and to the best knowledge of the Company and its officers, no such action or proceeding is threatened against the Company. The Company is not a party to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. At the Closing, the Company will be free from any and all liabilities, liens, claims and/or commitments. At Closing, the Company will not be a guarantor or indemnitor of any indebtedness of any other person, firm, or corporation.

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2.12 Tax Returns. The Company has filed all state and federal tax returns required to be filed by it through the date hereof. As of Closing, there shall be no taxes of any kind due or owing other annul fees accrued through the date of Closing for the current year due the state of Nevada.

2.13 Contracts and Leases. Except as disclosed in the SEC Reports, the Company is not a party to any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature other than its contract with its transfer agent, which has been provided to the Stockholders. At Closing, no person will hold a power of attorney from the Company.

2.14 Compliance with Laws. The Company has complied in all material respects, with, and is not in violation of any, federal, state, or local statute, law, and/or regulation. The Company has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities and has filed all reports which it would have been required to file since September 16, 2016, if it were obligated to file reports pursuant to Section 13(a) of the Exchange Act from and after such date.

2.15 Conduct of Business. Prior to the Closing, the Company shall conduct its business in the normal course, and shall not, without the prior written approval of the Stockholders (i) amend its Articles of Incorporation (other than the Restated Charter) or Bylaws, (ii) declare dividends, redeem or sell stock or other securities, (iii) incur any liabilities, except those in connection with the transaction contemplated hereby or in the normal course of business, which liabilities, suject to the cap of $5,000 and in respect of accrued legal fees, will be satisfied at or prior to Closing, (iv) guarantee the obligations of any third party, (v) enter into any other transaction; (vi) terminate its current operations or (vii) enter into an agreement to do any of the foregoing.

2.16 Corporate Documents. Each of the following documents (the “Transferred Documents”) of the Company, which shall be true, complete and correct in all material respects, will be submitted to the Stockholders prior to the consummation of the exchange contemplated hereby:

i) Articles of Incorporation and all amendments thereto;

ii) Bylaws and all amendments thereto;

iii) Minutes and Consents of the board of directors including a consent effecting the actions contemplated by this Agreement;

iv) Evidence that the Company is in Good Standing in the State of Nevada;

v) Accounting records, including its books and records;

vi) Current Shareholder list from the Company’s transfer agent;

vii) Most recent tax returns, including franchise tax returns, filed with the requisite state and federal authorities;

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viii) Copies or summaries of the Company’s agreements, if any, with its counsel, auditor, transfer agent and Edgar filing agent; and

ix) Any information or documentation, including but not limited to any information required to access or operate the website of the Company, and any other information or documentation reasonably requested by the Stockholders related to the business of the Company prior to the Closing.

2.17 Closing Documents. All minutes, consents or other documents pertaining to the Company to be delivered at the Closing (included within the definition above of “Transferred Documents” shall be valid and in accordance with the laws of Nevada.

2.18 Representations. All representations by the Company in this Article II and any other representations of the Company contained in this Agreement shall be true as of the Closing and all such representations shall survive the Closing for a period of one year.

ARTICLE III

PLAN OF EXCHANGE

3.1 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the Stockholders shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the shares of Glacier owned by such Stockholder, constituting in the aggregate not less than 100% of the issued and outstanding shares of Glacier. In exchange for the transfer of all the outstanding shares of Glacier, the Company shall issue to the Stockholders a total of seventy-eight million (78,000,000) shares of the Company’s Common Stock in such amounts indicated on Schedule 1.11. The Stockholders acknowledge that the distribution of the Exchange Shares among them has been determined by agreement among them.

Upon consummation of the transaction contemplated herein all the issued and outstanding shares of Glacier shall be held by the Company. Upon consummation of the transaction contemplated herein there shall be outstanding 100,036,400 shares of the Company’s Common Stock and zero shares of the Company’s Series A Preferred.

3.2 Closing. (a) The closing of the Exchange and the other transactions contemplated by this Agreement (the “Closing”) shall occur on or about July 17, 2020, or on such other date as the parties shall agree, upon the satisfaction or waiver of the closing conditions set forth in Articles VI and VII herein. The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b) Subject to the provisions of this Agreement, the Closing of the Exchange shall be effective at the time on the Closing Date when all documents referenced in Section 4.1(b) have been received by the requisite parties.

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3.3 Termination. This Agreement may be terminated

(a) By mutual written consent of the Company and the Stockholders;

(b) At any time prior to the Closing by either the Company or the Stockholders upon written notice, if the Closing has not been consummated on or prior to August 1, 2020; provided, however, that the right to terminate this Agreement under this Section 3.3(b) shall not be available to either the Company of the Stockholders if such party’s failure to comply with the obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time; and provided further that nothing in this Section 3.3(b) shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement;

(c) By the Stockholders, in the event that the Company breaches its representations and warranties, fails to fulfill the covenants set forth in Article V herein or meet the conditions precedent set forth in Article VII herein on or prior to August 1, 2020; or

(d) By the Company, in the event that any of the Stockholders breaches its representations and warranties, fails to fulfill the covenants set forth in Article V herein or meet the conditions precedent set forth in Article VI herein on or prior to August 1, 2020.

If this Agreement is terminated pursuant to Section 3.3(b), each of the Company and the Stockholders shall not have any further obligation or liability (including arising from such termination) to each other.

If this Agreement is terminated pursuant to Section 3.3(c) or 3.3(d), and if the breach of representations and warranties or failure to satisfy any covenants under this Agreement is not the result of any failure by the non-defaulting party to satisfy its obligations, the non-defaulting party shall not have the right to seek monetary damages from the defaulting party except to the extent such damages arise out of the defaulting party’s willful breach of the terms of this Agreement or a fraud committed by the defaulting party against the non-defaulting party. .

ARTICLE IV

CLOSING

4.1 Closing Events. (a) At the Closing the Company and the Stockholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

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(b) Documents and Payments to be Delivered at Closing. As part of the Closing of the transactions contemplated hereby, those documents listed in Section 2.16 of this Agreement, as well as the following documents, in form reasonably acceptable to counsel to the parties, shall be delivered to the intended recipient.

(i)	By the Company:

(1)	A certificate, dated the Closing Date and signed by a duly authorized officer of the Company confirming that each of the conditions set forth in Sections 7.1 and 7.2 have been satisfied;
(2)	Letters of resignation of all directors and officers of the Company;
(3)	Minutes or written consents of the Board of Directors of the Company containing resolutions duly authorizing the entry into this Agreement; the issuance of the Exchange Shares; the acceptance of resignations of all directors and officers of the Company; the appointment of one or more new directors as designated by the Stockholders; and the adoption of the Restated Charter;
(4)	Stock certificates duly issued in the name of each Stockholder representing the number of Exchange Shares to be issued to such Stockholder as indicated on Schedule 1.11;
(5)	Releases in form satisfactory of the Stockholders from all current officers and directors of the Company and from each of its creditors and service providers and other parties reasonably designated by the Stockholders;
(6)	Evidence of filing of the Restated Charter with the Secretary of State of the State of Nevada;
(7)	Evidence that all shares of Series A Preferred have been cancelled, with no shares of Series A Preferred outstanding;; and
(8)	Such other documents of the Company as may be reasonably required by the Stockholders, if available and requested at a reasonable time prior to Closing.

(ii)	By the Stockholders:

(1)	A certificate, dated the Closing Date and signed by a representative of the Stockholders confirming that each of the conditions set forth in Sections 6.1 and 6.2 have been satisfied; and
(2)	Certificates representing all of the outstanding shares of the capital stock of Glacier together with stock powers duly executed in blank.

ARTICLE V

COVENANTS

5.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing or earlier termination in accordance with Article III herein, the Company shall conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to maintain and preserve intact the current business and franchise of the Company.

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5.2 Access to Information (a) From the date hereof until the Closing or earlier termination in accordance with Article III herein, the Stockholders shall cause each of Glacier and the Controlled Subsidiaries to afford the Company access to their respective properties, assets, books and records, contracts and other documents and furnish the Company with such financial, operating and other data and information related to the Glacier and the Controlled Subsidiaries as the Company may reasonably request.

(b) From the date hereof until the Closing, the Company shall afford the Stockholders access to its properties, assets, books and records, contracts and other documents and furnish the Stockholders with such financial, operating and other data and information related to the Company as the Stockholders may reasonably request

5.3 No Solicitation of Other Bids. (a) From the date hereof until the Closing or earlier termination in accordance with Article III herein, the Company shall not, and shall not authorize or permit any of its affiliates, officers and directors to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any person concerning a possible Company Acquisition Proposal; or (iii) enter into any agreements (whether or not binding) regarding a Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” shall mean any inquiry, proposal or offer from any person concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) From the date hereof until the Closing or earlier termination in accordance with Article III herein, the Stockholders shall not, and shall not authorize or permit any of their affiliates or any of the officers and directors of Glacier to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Glacier Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any person concerning a possible Glacier Acquisition Proposal; or (iii) enter into any agreements (whether or not binding) regarding a Glacier Acquisition Proposal. For purposes hereof, “Glacier Acquisition Proposal” shall mean any inquiry, proposal or offer from any person concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Glacier; (ii) the issuance or acquisition of shares of capital stock or other equity securities of Glacier; or (iii) the sale, lease, exchange or other disposition of any significant portion of Glacier’s properties or assets.

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5.4 Governmental Approvals and Consents Each party hereto shall, as promptly as possible, make, or cause or be made, all filings and submissions required under any law applicable to such party or any of its affiliates; and use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with any other party in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

5.5 Closing Conditions. From the date hereof until the Closing or earlier termination in accordance with Article III herein, each party hereto shall, use reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth herein.

5.6 Public Announcements. Unless otherwise required by applicable Law or securities exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). The parties shall cooperate as to the timing and contents of any such announcement including providing as much written notice and opportunity to review and comment to the other party as is practical under the circumstances.

5.7 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

6.1 Accuracy of Representations and Performance of Covenants. The representations and warranties made by the Stockholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). The Stockholders shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Stockholders prior to or at the Closing. The Company shall be furnished with a certificate, signed by a duly authorized representative of the Stockholders and dated the Closing Date, to the foregoing effect.

6.2 No Governmental Prohibition. As of the closing, no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

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6.3 Delivery of Certificates. The Stockholders shall have delivered to the Company certificates representing all the outstanding shares of the capital stock of Glacier together with stock powers duly executed in blank.

6.4 Other Items. The Company shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as the Company may reasonably request.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS

The obligations of the Stockholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

7.1 Accuracy of Representations and Performance of Covenants. The representations and warranties made by the Company in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, the Company shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company. The Stockholders shall be furnished with a certificate, signed by a duly authorized officer of the Company and dated the Closing Date, to the foregoing effect.

7.2 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

7.3 Delivery of Certificates. The Company shall have caused its transfer agent to deliver to each Stockholder a certificate duly issued in the name of the Stockholder representing the number of Exchange Shares to which he is entitled hereunder.

7.4 Outstanding Liabilities; Satisfaction of Claims. Except for accrued legal fees, the liabilities of the Company in the aggregate shall not exceed $5,000. The Company will assume liability for all legal fees incurred by Glacier in connection with the consummation of the Exchange.

7.5 Good Standing. The Company shall have demonstrated to the satisfaction of the Stockholders that it is in good standing in the State of Nevada.

7.6 Retention of Assets; Conduct of Business. The Company shall not have disposed of any of its assets necessary to the conduct of its business and such business shall be operating in the ordinary course.

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7.7 DTC. The Common Stock shall be eligible for transfer through the DTC system and shall not be subject to a “DTC chill.”

7.8 Quarterly Report. The Company shall have demonstrated to the Stockholders that it has completed substantially all work necessary to file its Quartlerly Report on Form 10-Q for the quarter ended June 30, 2020.

7.9 Board of Directors; Officers. The current members of the Board of Directors and all officers of the Company shall have resigned from all positions held by them and, in conjunction with the resignation of the members of the Board, they shall have appointed to the Board of Directors an individual designated by the Stockholders.

7.10 Releases. The Company shall have obtained a complete release from all claims in a form satisfactory to the Stockholders from all of its current officers and directors and from each of its creditors or service providers and such other parties known to and reasonably designated by the Stockholders.

7.11 Outstanding Shares. The Company shall have demonstrated to the satisfaction of the Stockholders that at least 90% of the shares of Common Stock of the Company to be outstanding immediately following the Exchange are held by parties reasonably satisfactory to the Stockholders.

7.12 Other Items. The Stockholders shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as the Stockholders may reasonably request.

ARTICLE VIII

MISCELLANEOUS

8.1 Brokers. The Stockholders and the Company agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. The Stockholders, severally, but not jointly, and the Company agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

8.2 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of Nevada, without giving effect to its principles of conflicts of law. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal or state courts located in Clark County, Nevada. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

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8.3 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to the intended recipient or sent by recognized overnight courier, prepaid, addressed to the recipient at such address as it has provided to the other parties hereto at the time of execution of this Agreement or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, or by electronic mail and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered and (ii) on the first business day after dispatch, if sent by overnight courier and deposited with such courier before 5 PM on a business day, or by electronic mail.

8.4 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement or (iii) to the extent such information is disclosed by the Company in a document filed with the SEC. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

8.5 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties, or as may be released by the Company to the public in a press release or document filed with the SEC. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

8.6 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

8.7 Third Party Beneficiaries. This contract is strictly between the Stockholders and the Company, and, except as specifically provided, no director, officer, stockholder (other than the Stockholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

8.8 Expenses. Subject to Article V and VI above, whether or not the Exchange is consummated, each of the Stockholders and the Company will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

8.9 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

8.10 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

8.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

8.12 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PostAds, Inc.

By:	Kenneth T. Moore
Kenneth T. Moore
President

The Stockholders:

Breyon Prescott
Breyon Prescott

[Signature Page to Share Exchange Agreement]

Exhibit A

Form of Joinder Agreement

INTENTIONALLY OMITTED

SCHEDULE 1.11

Glacier Stockholders

Stockholder	Number of Shares of	Number of Shares of
Name	Glacier	PostAds to be Issued
Breyon Prescott	100	78,000,000

SCHEDULE 2.6

PostAds Stockholders

Outstanding Shares as of Date of Execution

Name	Number of Shares
R. Bramos	400,000
M Wilson	400,000
I Kiltok	400,000
D. Weiss	400,000
A. Descourouez	40,000
F. Weiss	400,000
S. Stevens	400,000
J-F Liou	100,000
J. Clark	68,400
Lawrence Behesti	10,000
Imtiaz Ahmad	80,000
Charles Loiacono	30,000
Gregory M. Otto	100,000
Alexis De Aza	10,000
Michael Gleicher	20,000
Matthew S. Gleicher	20,000
Jordan Gleicher	20,000
Alexandra Gleicher	20,000
Mark A. Plescher	60,000
Steve Weiss	4,000,000
Dan Lancer	998,000
R. Fratianni	600,000
Hamilton	200,000
Kenneth Moore	25,000,000
Keith Moore	1,900,000
Frank Rocco	400,000
Michael Gleicher	960,000
Colm King	3,000,000

Total issued and outstanding	40,036,400